PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
November 9, 2009	(804) 217-5897

DYNEX CAPITAL, INC.  REPORTS THIRD
QUARTER RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income to common shareholders for the third quarter of $5.0 million or $0.34 per diluted common share versus $3.4 million or $0.25 per diluted common share for the second quarter of 2009, and $2.0 million or $0.17 per diluted common share for the third quarter of 2008.  Highlights for the quarter are summarized below:

•	Net interest income of $6.6 million for the quarter ended September 30, 2009, versus $5.9 million for the quarter ended June 30, 2009 and $2.8 million for the third quarter of 2008;
•	Net interest spread on average interest-earning assets of 3.29% for the third quarter of 2009, versus 3.10% for the second quarter of 2009 and 1.64% for the third quarter of 2008;
•	Net interest spread on Agency MBS investments of 3.70% for the third quarter of 2009, versus 3.70% for the second quarter of 2009 and 1.70% for the third quarter of 2008;
•	Overall leverage of 4.3 times equity capital at September 30, 2009, with leverage on the Agency MBS portfolio of 6.1 times equity capital;
•	Shareholders’ equity of $163.8 million at September 30, 2009, versus $140.4 million at December 31, 2008; and
•	Book value per share at September 30, 2009, of $8.96 versus $8.54 at June 30, 2009 and $8.07 at December 31, 2008.

The Company has scheduled a conference call for Monday, November 9, 2009 at 11:00 a.m. Eastern Time, to discuss first quarter results.  The call may be accessed by dialing 1-866-788-0541 (Passcode: 49849247) and will also be webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations.”

Third Quarter Results and Related Discussion

Third quarter 2009 results continued to benefit from strong net interest income earned on the Company’s investment portfolio.  Net interest income for the quarter benefitted from several items including higher net interest spreads, lower amortization expense due to adjusted prepayment expectations on securitized commercial mortgage loans, and an overall larger investment portfolio.  The net interest spread for the portfolio for the third quarter of 2009 was 3.29% versus 1.64% for the third quarter of 2008 and 3.10% for the second quarter of 2009.  Driving the increase in the net interest spread were reduced borrowing costs on the Company’s repurchase agreement borrowings, which declined to 0.43% for the third quarter of 2009 from 2.75% for the third quarter of 2008 and 0.69% for the second quarter of 2009.  Net interest income for the third quarter of 2009 also includes approximately $0.3 million of net positive amortization adjustments, principally from declining forecasted prepayment activity on the securitized commercial mortgage loan portfolio and the associated securitization financing due to current and expected market conditions for commercial real estate.

Third quarter 2009 results also include joint venture earnings of $1.6 million primarily from positive valuation adjustments of assets held by the joint venture, and negative fair market value adjustments of $0.5 million from an increase in the carrying value of the obligation under payment agreement. The obligation under payment agreement is carried at its fair value with changes to the obligation recorded as income or expense in the consolidated statement of operations.

The Company’s interest earning assets excluding cash have continued to increase on a quarter-to-quarter basis and averaged $771.3 million in the third quarter of 2009 versus $706.1 million in the second quarter of 2009 and $480.8 million in the third quarter of 2008.  During the quarter, the Company purchased $103.6 million of Agency MBS, principally seasoned, short-duration Hybrid Agency ARMs.  At September 30, 2009, the Company had $323.2 million in Hybrid Agency ARMs with a weighted average months-to-reset of 30 months, and $274.8 million in Agency ARMs with a weighted average months-to-reset of 7 months. The following table summarizes certain information about the Company’s Agency MBS investments for the periods presented:

	Quarter ended September 30, 2009	Quarter ended June 30, 2009	Quarter ended September 30, 2008
Weighted average annualized yield for the period	4.13%	4.39%	4.45%
Weighted average annualized cost of funds for repurchase agreements for the period	0.43%	0.69%	2.75%
Net interest spread for the period	3.70%	3.70%	1.70%
CPR for the period	22.1%	19.9%	27.3%
Weighted average coupon, period end	4.90%	5.04%	4.82%
Weighted average months-to-reset, period end	20	25	18
Amortized cost (as a % of par), period end	102.30%	102.04%	101.21%
Weighted average repurchase agreement original term to maturity (days)	58	40	27

The Company’s other investment assets, which include principally highly seasoned securitized mortgage loans, non-Agency MBS, and an investment in a joint venture which owns interests in seasoned CMBS, continue to perform in line with expectations.  These investments are financed with $148.2 million in securitization financing, $29.1 million in repurchase agreements (which are collateralized by ‘AAA’-rated investments with an estimated market value of $41.7 million), and $56.3 million in equity capital.  With respect to the securitized mortgage loan portfolio, the Company added $248 thousand to the allowance for loan losses bringing the total allowance to $4.1 million at September 30, 2009.  Delinquencies on securitized mortgage loans decreased during the quarter to $13.4 million from $15.0 million at June 30, 2009.  Approximately $1.8 million of the delinquent loans have some form of insurance which substantially reduces or eliminates the Company’s exposure to losses on these loans.  With respect to the investment in joint venture, improving credit spreads in CMBS resulted in valuation increases on assets owned by the joint venture.  The CMBS owned by the joint venture have a fair value of $14.5 million at September 30, 2009 versus their principal balance of $38.7 million as of the same date.

Book value per common share increased to $8.96 at September 30, 2009 from $8.54 at June 30, 2009, as a result of an increase in accumulated other comprehensive income from improved valuations of the Company’s Agency MBS portfolio and earnings for the quarter in excess of the dividend paid.    Shareholders’ equity was $163.8 million at September 30, 2009, which was an increase from $154.6 million at June 30, 2009, as a result of the items noted above and the issuance of $3.2 million of common stock during the quarter under the Company’s controlled equity offering program.

The following table summarizes the allocation of the Company’s $163.8 million of shareholders’ equity as of September 30, 2009 and the net earnings contribution on such allocated capital:

(amounts in thousands)	Asset carrying basis	Associated financing (1)	Allocated Shareholders’ Equity	% of Shareholders’ Equity	Net Earnings Contribution(2)
Agency MBS	$600,927	$516,627	$84,300	51.5%	$4,881
Securitized single-family mortgage loans	65,016	42,930	22,086	13.5%	540
Securitized commercial mortgage loans	160,715	143,483	17,232	10.5%	720
Investment in joint venture (CMBS)	8,174	-	8,174	5.0%	1,620
Non-Agency MBS	6,112	-	6,112	3.7%	155
Other investments	2,327	-	2,327	1.4%	49
Cash and cash equivalents	21,749	-	21,749	13.3%	4
Other assets/other liabilities	7,526	5,745	1,781	1.1%	-
	$872,546	$708,785	$163,761	100.0%

(1)	Associated financing includes repurchase agreements, securitization financing and obligation under payment agreement.

(2)	Equals third quarter 2009 net interest income after provision for loan losses for each of the captions (except the investment in joint venture which is equity in income of the venture).

Management Remarks

Thomas Akin, Chairman and Chief Executive Officer, commented, “We are very pleased with our results for the quarter which were led by the increased contribution of our Agency MBS portfolio and the consistent performance of our seasoned securitized mortgage loan and non-Agency MBS portfolios.  Our net interest spread was a robust 3.29%, highlighted by our Agency MBS net interest spread of 3.70%.  On an absolute dollar basis, our net interest income increased to $6.6 million this quarter from $5.9 million last quarter, with Agency MBS generating $4.9 million this quarter versus $4.4 million last quarter.  We also saw continued strength in pricing on our investment assets and that coupled with our earnings in excess of our dividend, propelled book value per common share to $8.96 as of September 30, 2009, versus $8.54 at the end of last quarter.  Clearly our short-duration Agency MBS strategy combined with our short-term financing strategy performed very well during the quarter from both an earnings and book value basis.”

Mr. Akin further commented, “In recent weeks we have been able to secure competitive financing terms, and we now have just over 40% of our repurchase agreement balances rolled over year-end.  As a result, we expect to see healthy net interest income for the fourth quarter barring any unforeseen actions by the Federal Reserve or liquidity disruptions in the market.  We continue to see compelling opportunities in Agency MBS but remain cautious on price and mindful of the potential impact of governmental policy on our investment strategy.  We are also seeking ways to maximize opportunities within our own assets including the potential to participate in the TALF program or otherwise refinance the CMBS assets owned by the joint venture.  We feel that the Company is well-positioned to navigate the current uncertainties in the market.  Longer-term we believe a diversified investment model of Agency MBS and high grade non-Agency investments will be a superior model for our shareholders.”

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts assets prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008, the full impact of which is unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.

Consolidated Balance Sheets
(Thousands except share and per share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Agency MBS (including pledged Agency MBS of $552,970 and $300,277 at September 30, 2009 and December 31, 2008, respectively)	$600,927	$311,576
Securitized mortgage loans, net	225,731	243,827
Investment in joint venture	8,174	5,655
Non-Agency MBS	6,112	6,260
Other investments	2,327	6,475
	843,271	573,793

Cash and cash equivalents	21,749	24,335
Restricted cash	–	2,974
Other assets	7,526	6,089
	$872,546	$607,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$545,761	$274,217
Securitization financing	148,184	178,165
Obligation under payment agreement	9,095	8,534
Other liabilities	5,745	5,866
	708,785	466,782

Commitments and Contingencies

Shareholders’ equity:
Preferred stock, par value $0.01 per share: 50,000,000 shares authorized, 9.5% Cumulative Convertible Series D; 4,221,539 shares issued and outstanding ($43,218 aggregate liquidation preference)	41,749	41,749
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 13,572,012 and 12,169,762 shares issued and outstanding, respectively	136	122
Additional paid-in capital	376,659	366,817
Accumulated other comprehensive income (loss)	7,999	(3,949)
Accumulated deficit	(262,782)	(264,330)
	163,761	140,409
	$872,546	$607,191

Book value per common share	$8.96	$8.07

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest income:
Investments	$9,448	$7,719	$28,735	$20,375
Cash and cash equivalents	4	158	13	659
	9,452	7,877	28,748	21,034
Interest expense	(2,855)	(5,090)	(11,226)	(13,325)
Net interest income	6,597	2,787	17,522	7,709
Provision for loan losses	(248)	(449)	(566)	(796)
Net interest income after provision for loan losses	6,349	2,338	16,956	6,913

Equity in income (loss) of joint venture	1,620	(3,462)	1,476	(5,153)
Gain on sale of investments, net	–	331	220	2,381
Fair value adjustments, net	(457)	1,461	(319)	5,519
Other income	29	3,862	193	6,594
General and administrative expenses:
Compensation and benefits	(824)	(609)	(2,776)	(1,693)
Other general and administrative expenses	(715)	(876)	(2,245)	(2,261)

Net income	6,002	3,045	13,505	12,660
Preferred stock dividends	(1,003)	(1,003)	(3,008)	(3,008)

Net income to common shareholders	$4,999	$2,042	$10,497	$9,652

Net income per common share:
Basic	$0.37	$0.17	$0.81	$0.79
Diluted	$0.34	$0.17	$0.79	$0.77